EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet and statement of income for ChoiceOne Financial Services, Inc. (“ChoiceOne”) and County Bank Corp (“County”), after giving effect to the merger, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of County will be recorded by ChoiceOne at their respective fair values as of October 1, 2019, the date that the merger was completed. The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on September 30, 2019. The pro forma condensed combined income statement for the nine months ended September 30, 2019 gives effect to the merger as if the transaction had become effective on January 1, 2019.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential effects of changes in market conditions on revenues, expense efficiencies, and asset dispositions, among other factors, nor does it include the funding cost or lost opportunity cost related to the stock consideration paid to County shareholders and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The pro forma financial statements do not include future estimated merger and integration costs expected to be incurred subsequent to October 1, 2019 in conjunction with the merger. Due diligence, professional fees, and other expenses related to the merger were incurred by ChoiceOne and County during the nine months ended September 30, 2019, but the pro forma condensed combined statement of income is not adjusted to exclude these costs.

ChoiceOne Financial Services, Inc. and County Bank Corp

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2019

	ChoiceOne Historical	County Historical	Pro Forma Adjustments		Pro Forma ChoiceOne and County
	(Amounts in thousands, except per share data)
Assets
Cash and cash equivalents	$16,574	$20,388			$36,962
Time deposits in other financial institutions	-	947			947
Investment securities	160,845	190,410			351,255
Loans held for sale	1,202	-			1,202
Loans to other financial institutions	29,992	33,481			63,473
Loans held for investment	406,806	396,150	(1,855	) A	801,101
Allowance for loan losses	(4,096)	(1,855)	1,855	B	(4,096)
Net loans	402,710	394,295	-		797,005
Premises and equipment, net	15,282	11,172			26,454
Goodwill	13,728	-	31,835	C	45,563
Other intangible assets	-	969	10,175	D	10,175
			(969	) D
Mortgage servicing assets	1,353	713			2,066
Interest receivable and other assets	21,903	20,195			42,098
Total Assets	$663,589	$672,570	$41,041		$1,377,200

Liabilities and Shareholders' Equity
Deposits:
Non-interest bearing	$152,579	$124,113			$276,692
Interest bearing	421,496	449,480			870,976
Total deposits	574,075	573,593	-		1,147,668
Interest payable and other liabilities	4,681	3,340	1,933	E	9,954
Short-term borrowings	-	26,800			26,800
Other borrowings	207	-			207
Total liabilities	578,963	603,733	1,933		1,184,629
Shareholders' Equity
Preferred stock
Common stock	-	8,734	(8,734	) F	-
Additional paid-in capital	55,058	25,935	(25,935	) F	163,003
			107,945	G
Retained earnings	26,474	32,417	(32,417	) F	26,474
Accumulated other comprehensive income (loss)	3,094	1,751	(1,751	) F	3,094
Total shareholders' equity	84,626	68,837	39,108		192,571
Total Liabilities and Shareholders' Equity	$663,589	$672,570	$41,041		$1,377,200

Book value per share	$23.28	$39.41			$26.60
Tangible book value per share	$19.51	$38.85			$18.90

See accompanying notes to unaudited pro forma condensed combined financial statements.

ChoiceOne Financial Services, Inc. and County Bank Corp
Unaudited Pro Forma Condensed Statement of Income
Nine Months Ended September 30, 2019

	ChoiceOne Historical	County Historical	Pro Forma Adjustments		Pro Forma ChoiceOne and County
	(Amounts in thousands, except per share data)

Interest income	$19,592	$19,068	$285	H	$38,576
			(369	) I
Interest expense	3,025	2,469			5,494
Net interest income	16,567	16,599	(84)		33,082
Provision for loan losses
Noninterest income	5,721	4,182			9,903
Noninterest expense (excluding merger related expenses)	16,122	14,308	1,388	J	31,588
			(230	) K
Merger related expenses	1,351	2,246			3,597
Net income before income taxes	4,815	4,227	(1,242)		7,800
Income tax	671	677	(261	) L	1,087
Net income	$4,144	$3,550	$(981)		$6,713

Net income per share
Basic	$1.14	$2.03			$0.93
Diluted	$1.14	$2.03			$0.93

Dividends per share	$1.20	$1.14			$1.20

Average shares outstanding
Basic	3,626,961	1,746,884	3,604,171		7,231,132
Diluted	3,646,831	1,746,884	3,604,171		7,251,002

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving ChoiceOne and County under the acquisition method of accounting with ChoiceOne treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of County, as of October 1, 2019, the effective date of the merger, will be recorded by ChoiceOne at their respective fair values and the excess of the merger consideration over the fair value of County’s net assets will be allocated to goodwill.

The merger, which was completed on October 1, 2019, provided for County common shareholders to receive 2.0632 shares of ChoiceOne common stock for each share of County common stock they held immediately prior to the merger. Based on the closing trading price of shares of ChoiceOne common stock on the OTC Stock Exchange on September 30, 2019, the value of the merger consideration of ChoiceOne common stock was $29.95 per share.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded. Adjustments will include, but not be limited to, changes in (i) fair value of County’s assets and liabilities as additional information becomes available from independent third parties and management’s analysis and (ii) final analysis regarding the timing and treatment of certain merger related expenses from amounts included herein; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both ChoiceOne and County are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $10.2 million are included in the pro forma adjustments separate from goodwill and amortized on a sum of year digits method over 10 years. Goodwill totaling $31.8 million is included in the pro forma adjustments and is not subject to amortization.

Pro Forma Purchase Price
(In thousands, except per share amounts)

Equity Consideration
County Shares Outstanding as of October 1, 2019	1,746,884
Exchange Ratio	2.0632
ChoiceOne Shares Issued	3,604,171
ChoiceOne Share Price (as of September 30, 2019)	$29.95

Total consideration (transaction value)	$107,945

County Net Assets at Fair Value
Assets acquired	$681,776
Liabilities assumed	605,666
Net assets acquired	$76,110

Preliminary pro forma goodwill	$31,835

 Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 21% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

A - Record estimated loan fair value adjustment, net of elimination of County's previous fair value adjustment.

B - The allowance for loan losses is adjusted to reflect the reversal of County’s recorded allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance for loan losses may not be carried over.

C - Goodwill of $31.8 million is expected to be generated as a result of the total purchase price and net assets acquired. (See "Pro Forma Purchase Price" above for the allocation of the purchase price to net assets acquired"). The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

D - Based on ChoiceOne's initial evaluation of core deposits, the identified estimated core deposit intangible of $10.2 million will be amortized on an accelerated basis over an estimated useful life of ten years. The amortization expense associated with the core deposit intangible is expected to result in an increase to noninterest expense of $1.9 million in the first year following the merger. The current core deposit intangible of $969,000 on the balance sheet of County will be eliminated in purchase accounting.

E - Other liabilities have been adjusted to record $1.9 million of estimated deferred tax liability resulting from the recording of the assets and liabilities of County using ChoiceOne’s statutory federal tax rate of 21%.

F - Common stock, additional paid-in capital, retained earnings, and accumulated other comprehensive income were adjusted to reverse County’s historical shareholders' equity balances.

G - Record issuance of 3,604,171 shares of ChoiceOne's common stock in connection with the transaction having an estimated value of $107.9 million. The share price used was as of September 30, 2019.

Income Statement

H - The increase in interest income from the estimated impact of the accretion of the loan purchase accounting adjustment. The loan accretion is expected to be recognized over a period of approximately 6 years.

I - The decrease in interest income from the elimination of the accretion of County's loan purchase accounting adjustment from the previous acquisition in 2016.

J - The increase in noninterest expense from the estimated amortization of ChoiceOne’s core deposit intangible established as a result of the transaction.

K - The decrease in noninterest expense from the elimination of the amortization of County's actual core deposit intangible from the previous acquisition in 2016.

L - The tax effect at ChoiceOne’s statutory federal tax rate of 21% related to the net impact of the adjustments noted in items H through L above.

Note 4—Divestiture or Closure of County and/or ChoiceOne Branches

ChoiceOne may choose to divest or consolidate branches after the completion of the transaction. The impact of branch divestitures or closures is excluded from the pro forma analysis as they are not expected to have a material effect on the information presented.